Exhibit 10.3

Execution Version

CERTAIN INFORMATION HAS BEEN OMITTED IN ACCORDANCE WITH ITEM 601(B)(10) OF REGULATION S-K BECAUSE IT IS BOTH NOT MATERIAL AND IS THE TYPE OF INFORMATION THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL. OMISSIONS ARE MARKED [***].

Heron Therapeutics, Inc.

Exchange Agreement

August 8, 2025

Table of Contents

Page

Section 1.	Definitions	3
Section 2.	Rules of Construction	6
Section 3.	The Exchange	7
(a)	Generally	7
(b)	The Closing	7
Section 4.	Representations, Warranties and Covenants of the Company	8
(a)	Organization, Good Standing and Qualification.	8
(b)	Corporate Power and Authority; Valid Issuance of Common Stock.	8
(c)	Consents	9
(d)	No Conflicts.	9
(e)	Capitalization.	10
(f)	Subsidiaries	10
(g)	Material Contracts	10
(h)	The Nasdaq Stock Market	11
(i)	Disclosure Controls and Procedures; Internal Controls Over Financial Reporting	11
(j)	Absence of Litigation	12
(k)	Valid Issuance of Stock	12
(l)	Compliance with Laws.	12
(m)	Intellectual Property Matters	13
(n)	Absence of Changes	14
(o)	Application of Takeover Protections	14
(p)	Investment Company Act	14
(q)	Ownership of Properties.	15
(r)	Solvency	15
(s)	SEC Reports; Financial Statements; Securities Act Matters	15
(t)	Expenses	17
(u)	No Disclosure of Material Non-Public Information	17
Section 5.	Representations, Warranties and Covenants of the Holders	17
(a)	Organization and Authority	17
(b)	Ownership of Existing Notes	17
(c)	Reliance on Exemptions	18
(d)	Validity; Enforcement	18
(e)	No Conflicts	18
(f)	No Consideration Paid	18
Section 6.	Conditions to Obligations of the Parties	18
(a)	Conditions to the Company’s Obligations	18
(b)	Conditions to the Holders’ Obligations	18

Section 7.	The Release Time	19
Section 8.	Termination	19
(a)	Termination	19
(b)	Survival	20
Section 9.	Indemnity	20
(a)	Indemnity and Hold Harmless	20
(b)	Limitation on Liability	21
Section 10.	Miscellaneous	21
(a)	Waiver; Amendment	21
(b)	Assignability	21
(c)	Further Instruments and Acts	21
(d)	Waiver of Jury Trial	21
(e)	Governing Law; Jurisdiction	21
(f)	Section and Other Headings	22
(g)	Counterparts	22
(h)	Notices	22
(i)	Binding Effect	22
(j)	Notification of Changes	22
(k)	Severability	22
(l)	Entire Agreement	22
(m)	Additional Documentation	23

Exhibits

Exhibit A: Holder Information A-1

EXCHANGE AGREEMENT

This Exchange Agreement (the “Agreement”) is entered into as of August 8, 2025 (“Effective Date”), by and among Heron Therapeutics, Inc., a Delaware corporation (the “Company”), [***] (“[***]”) and [***] (“[***]”). Each of [***] and [***] is referred to herein as a “Holder”, and they are referred to herein collectively as the “Holders”.

RECITALS

WHEREAS, the Company and the Holders entered into a note purchase agreement, dated May 24, 2021 (the “Note Purchase Agreement”), pursuant to which the Company issued and sold to (i) [***] a senior unsecured convertible promissory note in an aggregate principal amount of $11,144,944.50 (the “[***] Note”) and (ii) [***] a senior unsecured convertible promissory note in an aggregate principal amount of $138,855,055.50 (the “[***] Note”, and together with the [***] Note, the “Existing Notes”); and

WHEREAS, the Company and the Holders desire to exchange (the “Exchange”) the Existing Notes for (i) cash in the amount of $125,000,000 plus accrued and unpaid interest under the Existing Notes to the Closing Date (“Cash Consideration”) and (ii)16,666,666 shares the of Company’s common stock, par value $0.01 per share (“Common Stock”).

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants hereinafter contained, the parties hereto agree as follows.

Section 1. Definitions.

“Affiliate” means, with respect to a specified Person, any other Person, directly or indirectly Controlling or Controlled by or under direct or indirect common Control with such specified Person. For the avoidance of doubt, a Holder is not an Affiliate of the Company solely as a result of the Exchange.

“Agreement” has the meaning set forth in the first paragraph of this Agreement.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed.

“Capitalization Date” has the meaning set forth in Section 4(e)(i).

“Cash Consideration” has the meaning set forth in the Recitals.

“Closing” has the meaning set forth in Section 3(b)(i).

“Closing Date” has the meaning set forth in Section 3(b)(i).

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Stock” has the meaning set forth in the Recitals.

“Company” has the meaning set forth in the first paragraph of this Agreement.

“Company Intellectual Property” has the meaning set forth in Section 4(m).

“Company Product” has the meaning set forth in Section 4(l)(i).

“Control,” “Controlling” or “Controlled” means, as to a specified Person, the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

“DTC” means The Depository Trust Company.

“DWAC” means DTC’s Deposit and Withdrawal at Custodian program.

“Exchange” has the meaning set forth in the Recitals.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Consideration” means, with respect to the Existing Notes of the Holders to be exchanged in the Exchange, (a) the Cash Consideration and (b) 16,666,666 shares of Common Stock.

“Existing Notes” has the meaning set forth in the Recitals.

“GAAP” means generally accepted accounting principles as in effect in the United States of America.

“Governmental Entity” means any national, federal, state, municipal, local, territorial, foreign or other government or any department, commission, board, bureau, agency, regulatory authority, self-regulatory organization or instrumentality thereof, or any court, judicial, administrative or arbitral body or public or private tribunal.

“Hercules Loan Agreement” means the second amendment to the working capital facility agreement, dated as of August 8, 2025, by and among the Company and Hercules Capital, Inc. as administrative agent and collateral agent and the lenders party thereto.

“Holder” has the meaning set forth in the first paragraph of this Agreement.

“Indemnified Person” has the meaning set forth in Section 9(a).

“Intellectual Property” has the meaning set forth in Section 4(m).

“Investment Company Act” means the Investment Company Act of 1940, as amended.

“IRS” means the Internal Revenue Service.

“Material Adverse Effect” means any material adverse effect on the condition (financial or otherwise), properties, assets, liabilities, business or operations of the Company or any of its Subsidiaries taken as a whole.

“Material Contract” means all written and oral contracts, agreements, deeds, mortgages, leases, subleases, licenses, instruments, notes, commitments, commissions, undertakings, arrangements and understandings: (i) the breach of which by the Company or any Subsidiary or the termination of which would reasonably be expected to have a Material Adverse Effect, or (ii) that have been required to be filed as exhibits by the Company with the SEC since December 31, 2019 pursuant to Items 601(b)(1), 601(b)(2), 601(b)(4), 601(b)(9) or 601(b)(10) of Regulation S-K promulgated by the SEC.

“Nasdaq” means the Nasdaq Stock Market LLC.

“Person” means any natural person, corporation, company, limited liability company, trust, joint venture, association, company, partnership, governmental authority or other entity.

“PIPE” means the issuance of an aggregate principal amount of $19,837,840.50 of Common Stock and an aggregate principal amount of $7,862,115.00 of the Company’s Series A Convertible Preferred Stock, par value $0.01 per share, pursuant to the Securities Purchase Agreement (the “PIPE Securities Purchase Agreement”), dated as of August 8, 2025, by and among the Company and the purchasers party thereto.

“Proceeding” has the meaning set forth in Section 9(a).

“Release Time” has the meaning set forth in Section 4(w).

“Rule 144” means Rule 144 under the Securities Act.

“SEC” means the Securities and Exchange Commission.

“SEC Reports” has the meaning set forth in Section 4(s)(i).

“Securities Act” means the Securities Act of 1933, as amended.

“Senior Convertible Note” means that certain senior unsecured convertible promissory note in an aggregate principal amount of $35,000,000 issued pursuant to that certain Senior Convertible Note Purchase Agreement (the “Senior Convertible Note Purchase Agreement”), dated as of August 8, 2025, by and among the Company and Rubric Capital Management LP.

“Solvent” means, with respect to any Person, as of any date of determination, that, as of such date, (a) the value of the assets of such Person and its subsidiaries, taken as a whole (both at fair value and present fair saleable value) is greater than the total amount of liabilities (including contingent and unliquidated liabilities) of such Person and its subsidiaries, taken as a whole, (b) such Person and its subsidiaries are able to pay all liabilities of such Person and its subsidiaries as such liabilities mature and (c) such Person and its subsidiaries, taken as a whole, do not have unreasonably small capital in relation to such Person’s and its subsidiaries’ business as contemplated as of such date. In computing the amount of contingent or unliquidated liabilities at any time, such liabilities shall be computed at the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body are at the time beneficially owned, or the management of which is otherwise controlled (as determined in accordance with GAAP), or both, by such Person.

“Transactions” means, collectively, (i) the Exchange, (ii) the PIPE, (iii) entry into the Hercules Loan Agreement and (iv) the issuance of the Senior Convertible Note pursuant to the Senior Convertible Note Purchase Agreement.

“Transaction Documents” means, collectively, (i) this Agreement, (ii) the PIPE Securities Purchase Agreement, (iii) the Hercules Loan Agreement and (iv) the Senior Convertible Note Purchase Agreement.

“USPTO” has the meaning set forth in Section 4(m).

Section 2. Rules of Construction. For purposes of this Agreement:

(a) “or” is not exclusive;

(b) “including” means “including without limitation”;

(c) “will” expresses a command;

(d) words in the singular include the plural and words in the plural include the singular, unless the context requires otherwise;

(e) “herein,” “hereof” and other words of similar import refer to this Agreement as a whole and not to any particular Section or other subdivision of this Agreement, unless the context requires otherwise;

(f) references to currency mean the lawful currency of the United States of America, unless the context requires otherwise; and

(g) the exhibits, schedules and other attachments to this Agreement are deemed to form part of this Agreement.

Section 3. The Exchange.

(a) Generally. The Exchange is being made in reliance upon the exemption from registration provided by Section 3(a)(9) of the Securities Act. Subject to the other terms of this Agreement and pursuant to Section 3(a)(9) of the Securities Act, the parties hereto agree that, at the Closing, each Holder will exchange, with the Company, the Existing Note that it beneficially owns for Exchange Consideration in the amounts set forth in Exhibit A of this Agreement. All obligations of the Holders under this Agreement are several and not joint.

(b) The Closing.

(i) Closing Date and Location. The closing of the Exchange (the “Closing”) will take place at the offices of DLA Piper LLP (US), 1251 6th Avenue, New York, NY 10020, at 9:30 a.m., New York City time, on the later of (1) August 12, 2025; (2) such date on which the conditions to Closing set forth in Section 6 are satisfied or waived; and (3) such other time and place as the Company and the Holders may mutually agree (such later date, the “Closing Date”).

(ii) Conveyance of Title; Release of Claims. Subject to the other terms and conditions of this Agreement, the Holders hereby agree, in each case at and as of the Closing, (i) to deliver to the Company, all right, title and interest in the Existing Notes, in exchange for the delivery by the Company to such Holders of the Exchange Consideration, in the amounts set forth in Exhibit A of this Agreement, and (ii) to waive any and all other rights with respect to such Existing Notes and the Note Purchase Agreement and release and discharge the Company and its current and former shareholders, members, partners, officers, directors, employees, agents, affiliates, attorneys and representatives as well as their respective successors and assigns from any and all claims, suits, causes of action and any other right, whether now known or unknown, the Holders may now have, or may have in the future, arising out of, or related to, such Existing Notes, including any claims arising from any existing or past defaults under the Note Purchase Agreement, to the extent that any such claim shall be based in whole or in part upon facts, circumstances, actions or events occurring, arising or attributable to the period on or prior to the Closing, but excluding any claims arising out of, or related to, this Agreement and any transactions contemplated hereby or thereby. Subject to the other terms and conditions of this Agreement, the Company hereby agrees, in each case at and as of the Closing, (i) to deliver to each of the Holders the Exchange Consideration, in exchange for the delivery by such Holders to the Company of the Existing Notes, in the amounts set forth in Exhibit A of this Agreement and (ii) to waive any and all other rights against the Holders with respect to such Existing Notes and the Note Purchase Agreement and to release and discharge the Holders and each of their current and former shareholders, members, partners, officers, directors, employees, agents, affiliates, attorneys and representatives as well as their respective successors and assigns from any and all claims, suits, causes of action and any other right, whether now known or unknown, the Company may now have, or may have in the future, arising out of, or related to, such Existing Notes, including any claims arising from any existing or past defaults under the Note Purchase Agreement, but excluding any claims arising out of, or related to, this Agreement and any transactions contemplated hereby or thereby.

(iii) Delivery of Existing Notes and Exchange Consideration.

(1) Cancellation of Notes. Subject to satisfaction of the applicable conditions precedent specified in this Agreement, at or prior to 9:30 a.m., New York City time, on the Closing Date, the Holders agree to deliver copies of the Existing Notes to the Company (with original versions of the Existing Notes to follow as soon as practicable thereafter for cancellation) in exchange for the Exchange Consideration.

(2) Delivery of Exchange Consideration. The Exchange Consideration will not be delivered until the receipt of the Existing Notes by the Company. If the Closing does not occur, then any Existing Notes submitted for cancellation will be returned to the Holders. On the Closing Date, subject to satisfaction of the conditions precedent specified in this Agreement, and the prior receipt of the Existing Notes, the Company will (A) pay by wire transfer of immediately available funds to each Holder in the amount set out in respect of such Holder in Exhibit A hereto and (B) issue shares of Common Stock to each Holder in the amount set out in respect of such Holder on Exhibit A hereto, which shall be validly issued, fully paid and nonassessable, to the DTC account specified by such Holder on Exhibit A hereto.

Section 4. Representations, Warranties and Covenants of the Company. As a material inducement to the Holders to enter into this Agreement and consummate the Exchange, the Company hereby represents and warrants with and to the Holders, effective as of the date hereof and as of the Closing Date, and covenants that:

(a) Organization, Good Standing and Qualification. The Company is a corporation duly organized, validly existing and in good standing under, and by virtue of, the laws of the State of Delaware and has all requisite corporate power and authority to own its properties and assets and to carry on its business as now conducted and as presently proposed to be conducted. The Company is qualified to do business as a foreign corporation in each jurisdiction where failure to be so qualified would have a material adverse effect on the financial condition, business, or operations of the Company taken as a whole.

(b) Corporate Power and Authority; Valid Issuance of Common Stock.

(i) The Company has all requisite corporate power and has taken all necessary corporate action required for the due authorization, execution, delivery and performance by the Company of the Transaction Documents and the consummation of the Transactions.

The execution, delivery and performance by the Company of the Transaction Documents and the consummation by the Company of the Transactions have been duly authorized by the Company’s board of directors or a duly authorized committee thereof and no further consent or authorization of the Company, its board of directors or its stockholders is required. This Agreement has been duly executed and delivered by the Company and constitutes a legal, valid and binding obligation of the Company enforceable against it in accordance with its terms, except to the extent that enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, and any other laws of general application affecting enforcement of creditors’ rights generally, and as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

(ii) The shares of Common Stock to be issued to the Holders hereunder have been duly and validly authorized and, when issued and delivered as provided in this Agreement, (i) will be duly and validly issued, fully paid and non-assessable and (ii) will be free and clear of any pledge, lien, encumbrance, security interest or other claim. The issuance of the shares of Common Stock is not subject to any preemptive or similar rights.

(c) Consents. Neither the execution, delivery or performance of the Transaction Documents by the Company, nor the consummation by it of the Transactions requires any consent of, authorization by, exemption from, filing with or notice to any Governmental Entity or any other Person, other than filings required under applicable U.S. federal and state securities laws.

(d) No Conflicts.

(i) The execution, delivery and performance of the Transaction Documents and the consummation of the Transactions will not (i) result in a violation of the certificate of incorporation, as amended or the by-laws, as amended, or any equivalent organizational document of the Company or any Subsidiary (the “Charter Documents”) or require the approval of the Company’s stockholders, (ii) violate, conflict with or result in the breach of the terms, conditions or provisions of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give rise to any right of termination, acceleration or cancellation under, any Material Contract, (iii) result in a violation of any law, rule, regulation, order, judgment or decree (including, without limitation, U.S. federal and state securities laws and regulations and regulations of any self-regulatory organizations to which the Company or its securities are subject) applicable to the Company or any Subsidiary or by which any property or asset of the Company or any Subsidiary is bound or affected, (iv) result in a violation of or require stockholder approval under any rule or regulation of Nasdaq that has not been so obtained, or (v) result in the creation of any encumbrance upon any of the Company’s or any of its Subsidiary’s assets, except under clauses (ii) through (v) any violation, breach, default or encumbrance as would not result in a Material Adverse Effect.

(ii) Neither the Company nor any Subsidiary is (i) in violation of its Charter Documents, (ii) in default (and no event has occurred which, with notice or lapse of time or both, would cause the Company or any Subsidiary to be in default) under, nor has there occurred any event giving others (with notice or lapse of time or both) any rights of termination, amendment, acceleration or cancellation of, any material agreement, indenture or instrument to which the Company or any Subsidiary is a party, nor has the Company or any Subsidiary received written notice of a claim that it is in default under, or that it is in violation of, any Material Contract (whether or not such default or violation has been waived), (iii) in violation of, or in receipt of written notice that it is in violation of, any law, ordinance or regulation of any Governmental Entity, except where the violation would not result in a Material Adverse Effect, and (iv) in violation of any order of any Governmental Entity having jurisdictional over the Company or any Subsidiary or any of the Company’s or any Subsidiary’s properties or assets.

(e) Capitalization.

(i) As of the date of this Agreement, the authorized capital stock of the Company consists of 402,500,000 shares of capital stock, of which 400,000,000 are designated as Common Stock and 2,500,000 are designated as preferred stock, $0.01 par value per share (“Preferred Stock”). As of June 30, 2025 (the “Capitalization Date”), (i) 153,252,956 shares of Common Stock were issued and outstanding and no shares of preferred stock; (ii) 29,697,268 shares of Common Stock were issuable (and such number was reserved for issuance) upon exercise of options to purchase Common Stock (the “Options”) outstanding as of the Capitalization Date; (iii) 4,132,902 shares of Common Stock were issuable (and such number was reserved for issuance) upon vesting of restricted stock units for the issuance of Common Stock (the “RSUs”) outstanding as of the Capitalization Date; and (iv) 1,460,510 shares of Common Stock were issuable (and such number was reserved for issuance) upon exercise of warrants to purchase Common Stock (the “Outstanding Warrants”) outstanding as of the Capitalization Date.

(ii) As of the Capitalization Date, except for: (i) the Options, (ii) the RSUs and (iii) the Outstanding Warrants, there were no options, warrants or other rights to acquire equity securities from the Company.

(iii) Since the Capitalization Date, except as contemplated by the Transaction Documents, the Company has not (i) issued any Common Stock or securities convertible therefor except pursuant to the exercise of Options, RSU and Outstanding Warrants, in each case outstanding as of the Capitalization Date in accordance with their terms or (ii) repurchased any Common Stock except pursuant to the exercise of Options, RSUs and Outstanding warrants in connection with withhold-to-cover or similar arrangements in the ordinary course. As of the date hereof, there are 153,291,798 shares of Common Stock outstanding.

(f) Subsidiaries. Except for Heron Therapeutics B.V., organized in the Netherlands, the Company does not have any Subsidiaries, and such Subsidiary is wholly owned by the Company.

(g) Material Contracts. Each Material Contract is the legal, valid and binding obligation of the Company or a Subsidiary, as the case may be, enforceable against the Company or such Subsidiary, as the case may be, in accordance with its terms, except to the extent that enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, and any other laws of general application affecting enforcement of creditors’ rights generally, and as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies. The Company and each Subsidiary, as the case may be, is in compliance with all material terms of the Material Contracts to which it is party, and there has not occurred any breach, violation or default or any event that, with the lapse of time, the giving of notice or the election of any Person, or any combination thereof, would constitute a breach, violation or default by the Company or any Subsidiary under any such Material Contract or, to the knowledge of the Company and each Subsidiary, by any other Person to any such contract except where such breach, violation or default would not have a Material Adverse Effect. Neither the Company nor any Subsidiary has been notified that any party to any Material Contract intends to cancel, terminate, not renew or exercise an option under any Material Contract, whether in connection with the transactions contemplated hereby or otherwise.

(h) The Nasdaq Stock Market. The Common Stock is listed on Nasdaq. To the Company’s knowledge, there are no proceedings to revoke or suspend such listing or the listing of the Common Stock. The Company is in compliance with the requirements of Nasdaq for continued listing of the Common Stock thereon and any other Nasdaq listing and maintenance requirements, and the execution, delivery and performance of the Transaction Documents by the Company and the consummation by the Company of the Transactions will not result in any noncompliance by the Company with any such requirements.

(i) Disclosure Controls and Procedures; Internal Controls Over Financial Reporting.

(i) The Company has established and maintains disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) that are effective in all material respects to ensure that material information relating to the Company, including any consolidated Subsidiaries, is made known to its principal executive officer and principal financial officer by others within those entities. The Company’s certifying officers have evaluated the effectiveness of the Company’s disclosure controls and procedures as of the end of the period covered by the most recently filed quarterly or annual periodic report under the Exchange Act (such date, the “Evaluation Date”). The Company presented in its most recently filed quarterly or annual periodic report under the Exchange Act the conclusions of the certifying officers about the effectiveness of the disclosure controls and procedures based on their evaluations as of the Evaluation Date.

(ii) The Company maintains internal control over financial reporting (as such term is defined in Exchange Act Rule 13a-15(f) and 15d-15(f)) designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP and such internal control over financial reporting is effective. The Company presented in its most recently filed annual report under the Exchange Act the conclusions of the certifying officers about the effectiveness of the Company’s internal control over financial reporting based on their evaluations as of the end of the period covered by such report. Since the Evaluation Date, there have been no significant changes in the Company’s internal control over financial reporting or, to the Company’s knowledge, in other factors that could significantly affect the Company’s internal control over financial reporting.

(j) Absence of Litigation. There is no claim, action, suit, arbitration, investigation or other proceeding pending against, or to the knowledge of the Company and each Subsidiary, threatened against or affecting, the Company, any Subsidiary or any of the Company’s or any Subsidiary’s properties or, to the knowledge of the Company and each Subsidiary, any of its respective officers or directors before any Governmental Entity, in each case other than legal proceedings that are not reasonably expected to result in a Material Adverse Effect. Neither the Company nor any Subsidiary, nor any director or officer thereof, is or has been the subject of any action involving a claim of violation of or liability under federal or state securities laws or a claim of breach of fiduciary duty relating to the Company or any Subsidiary. There has not been, and to the knowledge of the Company and each Subsidiary, there is not pending or contemplated, any investigation by the SEC of the Company or any Subsidiary or any current or former director or officer of the Company or any Subsidiary. The Company has not received any stop order or other order suspending the effectiveness of any registration statement filed by the Company under the Exchange Act or the Securities Act and, to the Company’s knowledge, the SEC has not issued any such order.

(k) Valid Issuance of Stock. The outstanding shares of the capital stock of the Company have been duly and validly issued and are fully paid and non-assessable. Such shares of capital stock, and all outstanding options and other securities of the Company have been issued in compliance with the registration and prospectus delivery requirements of the Securities Act, and the registration and qualification requirements of applicable state securities laws, or in compliance with applicable exemptions therefrom, and all other provisions of applicable federal and state securities laws, including, without limitation, anti-fraud provisions.

(l) Compliance with Laws.

(i) Except as would not result in a Material Adverse Effect: (i) the Company is and has been in compliance with statutes, laws, ordinances, rules and regulations applicable to the Company for the ownership, testing, development, manufacture, packaging, processing, use, labeling, storage, or disposal of any product manufactured by or on behalf of the Company or out-licensed by the Company (a “Company Product”), including without limitation, the Federal Food, Drug, and Cosmetic Act, 21 U.S.C. § 301, et seq., the Public Health Service Act, 42 U.S.C. § 262, similar laws of other Governmental Entities and the regulations promulgated pursuant to such laws (collectively, “Applicable Laws”); (ii) the Company possesses all licenses, certificates, approvals, authorizations, permits and supplements or amendments thereto required by any such Applicable Laws and/or for the ownership of its properties or the conduct of its business as it relates to a Company Product and as described in the SEC Reports (collectively, “Authorizations”) and such Authorizations are valid and in full force and effect and the Company is not in violation of any term of any such Authorizations; (iii) the Company has not received any written notice of adverse finding, warning letter or other written correspondence or notice from the U.S. Food and Drug Administration (the “FDA”) or any other Governmental Entity alleging or asserting noncompliance with any Applicable Laws or Authorizations relating to a

Company Product; (iv) the Company has not received written notice of any ongoing claim, action, suit, proceeding, hearing, enforcement, investigation, arbitration or other action from any Governmental Entity or third party alleging that any Company Product, operation or activity related to a Company Product is in violation of any Applicable Laws or Authorizations or has any knowledge that any such Governmental Entity or third party is considering any such claim, litigation, arbitration, action, suit, investigation or proceeding, nor, to the Company’s knowledge, has there been any noncompliance with or violation of any Applicable Laws by the Company that would reasonably be expected to require the issuance of any such written notice or result in an investigation, corrective action, or enforcement action by the FDA or similar Governmental Entity with respect to a Company Product; (v) the Company has not received written notice that any Governmental Entity has taken, is taking or intends to take action to limit, suspend, modify or revoke any Authorizations or has any knowledge that any such Governmental Entity has threatened or is considering such action with respect to a Company Product; and (vi) the Company has filed, obtained, maintained or submitted all reports, documents, forms, notices, applications, records, claims, submissions and supplements or amendments as required by any Applicable Laws or Authorizations and that all such reports, documents, forms, notices, applications, records, claims, submissions and supplements or amendments were complete, correct and not misleading on the date filed (or were corrected or supplemented by a subsequent submission).

(ii) To the Company’s knowledge, neither the Company nor any of its directors, officers, employees or agents, has made, or caused the making of, any false statements on, or material omissions from, any other records or documentation prepared or maintained to comply with the requirements of the FDA or any other Governmental Entity.

(iii) The clinical studies and tests conducted by the Company or on behalf of the Company, have been and, if still pending, are being conducted in all material respects pursuant to all Applicable Laws and Authorizations; the descriptions of the results of such clinical studies and tests contained in the SEC Reports are accurate and complete in all material respects and fairly present the data derived from such clinical studies and tests; the Company is not aware of any clinical studies or tests, the results of which the Company believes reasonably call into question the research, nonclinical or clinical study or test results described or referred to in the SEC Reports when viewed in the context in which such results are described; and the Company has not received any written notices or correspondence from any Governmental Entity requiring the termination, suspension or material modification of any clinical study or test conducted by or on behalf of the Company.

(m) Intellectual Property Matters. The Company owns, possesses, licenses or has other rights to use, on reasonable terms, all patents, patent applications, trade and service marks, trade and service mark registrations, trade names, copyrights, licenses, inventions, trade secrets, technology, know-how and other intellectual property (collectively, the “Intellectual Property”) necessary for the conduct of the Company’s business as now conducted or as proposed in the SEC Reports to be conducted (the “Company Intellectual Property”), except for such Intellectual Property the failure of which to own or have a license or other right to use would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect. To the knowledge of the Company, there are no rights of third parties to any Company Intellectual Property, other than as licensed by the Company. To the knowledge of the Company, there is no infringement by third parties of any Company Intellectual Property. There is no pending or, to the Company’s knowledge, threatened action, suit, proceeding or claim by others challenging the Company’s rights in or to any Company Intellectual Property that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect. There is no pending or, to the Company’s knowledge, threatened action, suit, proceeding or claim by others challenging the validity or scope of any Company Intellectual Property that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect. There is no pending or, to the Company’s knowledge, threatened action, suit, proceeding or claim by others that the Company infringes or otherwise violates any patent, trademark, copyright, trade secret or other proprietary rights of others that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect. The Company is not aware of any facts required to be disclosed to the United States Patent and Trademark Office (“USPTO”) which have not been disclosed to the USPTO and which would preclude the grant of a patent in connection with any patent application of the Company Intellectual Property or could form the basis of a finding of invalidity with respect to any issued patents of the Company Intellectual Property.

(n) Absence of Changes. Since the Evaluation Date: (a) there has not been any Material Adverse Effect or any event or events that individually or in the aggregate would reasonably be expected to have a Material Adverse Effect; (b) there has not been any dividend or distribution of any kind declared, set aside for payment, paid or made by the Company on any class of capital stock, (c) neither the Company nor any Subsidiary has sustained any material loss or interference with the Company’s or any Subsidiary’s business from fire, explosion, flood or other calamity, whether or not covered by insurance, or from any labor disturbance or dispute or any action, order or decree of any court or arbitrator or governmental or regulatory authority, and (d) neither the Company nor any Subsidiary has incurred any material liabilities except in the ordinary course of business.

(o) Application of Takeover Protections. The Company and its Board of Directors have taken all necessary action, if any, in order to render inapplicable any control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or other similar anti-takeover provision under the Company’s Charter Documents or the laws of its state of incorporation (including Section 203 of the Delaware General Corporation Law) that is or could become applicable to each Holder and the other investors participating in the Transactions as a result of such investor and the Company fulfilling their obligations or exercising their rights under the Transaction Documents, including without limitation as a result of the Company’s issuance of the Common Stock in the Exchange and such Holder’s ownership of the Common Stock.

(p) Investment Company Act. Neither the Company nor any of its Subsidiaries is an “investment company” or a company “controlled” by an “investment company” or a “subsidiary” of an “investment company”, within the meaning of the Investment Company Act.

(q) Ownership of Properties.

(i) The Company and each of its Subsidiaries has valid and legal title to, or valid leasehold interests in, all property necessary or used in the ordinary conduct of its business, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(ii) To the knowledge of the Company, no other Person has contested any right, title or interest of the Company in any Company Intellectual Property, or any anticipated products and applications derived or expected to be derived therefrom, in each case that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

(r) Solvency. Both immediately before and immediately after giving effect to the Transactions, the Company (i) is Solvent and (ii) has not taken action, and no action has been taken by a third party, for the winding up, dissolution or liquidation or similar executory or judicial proceeding in respect of the Company, or for the appointment of a liquidator, custodian, receiver, trustee, administrator or other similar officer for the Company or all of its assets or revenues.

(s) SEC Reports; Financial Statements; Securities Act Matters.

(i) The Company has filed all reports, schedules, forms, statements and other documents required to be filed by the Company under the Exchange Act, including pursuant to Section 13(a) or 15(d) thereof, since January 1, 2024 (the foregoing materials, including the exhibits thereto and documents incorporated by reference therein, being collectively referred to herein as the “SEC Reports”) on a timely basis or has received a valid extension of such time of filing and has filed any such SEC Reports prior to the expiration of any such extension. As of their respective dates, the SEC Reports complied in all material respects with the requirements of the Exchange Act and, in each case, to the rules promulgated thereunder, as applicable, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(ii) The financial statements and the related notes of the Company included in the SEC Reports comply in all material respects with applicable accounting requirements and the rules and regulations of the SEC with respect thereto as in effect at the time of filing. Such financial statements have been prepared in accordance with GAAP, except as may be otherwise specified in such financial statements or the notes thereto and except that unaudited financial statements may not contain all footnotes required by GAAP, and fairly present the consolidated financial position of the Company as of and for the dates thereof and the consolidated results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, immaterial, year-end audit adjustments. There is no transaction, arrangement, or other relationship between the Company or any Subsidiary and an unconsolidated or other off balance sheet entity that is required to be disclosed by the Company in SEC Reports and is not so disclosed and would have or reasonably be expected to result in a Material Adverse Effect.

(iii) Neither the Company, nor any of its Affiliates, nor any Person acting on its or their behalf has, directly or indirectly, made, or will make, any offers or sales of any Common Stock or other securities, or solicited or will solicit any offers to buy any Common Stock or other securities, under circumstances that would require registration of the Common Stock under the Securities Act or cause this offering of the Common Stock to be integrated with any other offerings by the Company for purposes of any applicable stockholder approval provisions of Nasdaq or any other authority.

(iv) The Common Stock is registered pursuant to Section 12(b) of the Exchange Act, and neither the Company nor any of its subsidiaries has taken, or will take, any action designed to terminate, or that is likely to have the effect of terminating, the registration of the Common Stock under the Exchange Act; nor has the Company or any of its subsidiaries received any notification that the SEC is contemplating terminating such registration.

(v) The Company has not, and, to the knowledge of the Company, none of its respective officers, directors or Affiliates or anyone acting on any such Person’s behalf has, (i) taken, directly or indirectly, any action designed to cause or to result in the stabilization or manipulation of the price of the Common Stock of any other security of the Company to facilitate the sale or resale of any of the Common Stock, (ii) sold, bid for, purchased, or paid any compensation for soliciting purchases of, any of the Common Stock, or (iii) paid or agreed to pay any Person any compensation for soliciting another to purchase any other securities of the Company.

(vi) The Common Stock is eligible for clearing through the DTC through its DWAC system, and the Company is eligible for and participating in the Direct Registration System (DRS) of DTC with respect to the Common Stock. The transfer agent for the Common Stock is a participant in DTC’s Fast Automated Securities Transfer Program. The Common Stock is not, and has not at any time been, subject to any DTC “chill”, “freeze”, or similar restriction with respect to any DTC services, including the clearing of transactions in shares of Common Stock through DTC.

(vii) The Company acknowledges and agrees that for purposes of Rule 144 each Holder’s holding period for its Common Stock shall be deemed to have commenced on the date such Holder acquired its Existing Note.

(viii) The Company is not, and has never been, an issuer identified in Rule 144(i)(1).

(ix) Assuming the accuracy of the representations and warranties of the Holders contained herein, the Exchange contemplated in this Agreement is exempt from registration under the Securities Act, pursuant to the exemption provided by Section 3(a)(9) thereof, and applicable state securities laws.

(x) The Common Stock issued pursuant to the Exchange contemplated in this Agreement will be subject to a holding period under Rule 144 that will be deemed to have commenced as of May 24, 2021, the date of the original issuance of the Existing Notes to the Holders. At any time on and after the date hereof and subject to each Holder’s representations and warranties contained in this Agreement, the Common Stock issued pursuant to the Exchange contemplated in this Agreement shall not be required to bear any restrictive legend and shall be freely transferable by such Holder pursuant to and in accordance with Rule 144.

i. No commission or other remuneration has been paid by Company for soliciting the Exchange as contemplated hereby.

(t) Expenses. On or prior to the Closing Date, the Company shall pay the reasonable and documented out-of-pocket costs and expenses incurred by the Holders in an aggregate amount not to exceed $175,000 in connection with the entrance into and performance of the obligations contemplated by this Agreement.

(u) No Disclosure of Material Non-Public Information. The Company has not disclosed to the Holders any material non-public information with respect to the Company other than any such information that the Company shall publicly disclose via press release or Current Report on Form 8-K as soon as reasonably practicable, but in no event later than (i) 9:30 a.m. New York City time on the first Business Day following the date of this Agreement if this Agreement is entered into at or after 9:01 a.m. New York City time or (ii) 9:30 a.m. New York City time on the date of this Agreement if this Agreement is entered into at or before 9:00 a.m. New York City time (such time and date, the “Release Time”).

Section 5. Representations, Warranties and Covenants of the Holders. As a material inducement to the Company to enter into this Agreement and consummate the Exchange, the Holders each hereby represents and warrants with and to the Company, effective as of the date hereof and as of the Closing, and covenants that:

(a) Organization and Authority. Each Holder has the requisite power and authority to enter into and perform its obligations under this Agreement. The execution and delivery of this Agreement by each Holder and the consummation by such Holder of the transactions contemplated hereby has been duly authorized by such Holder’s board of directors or other governing body. This Agreement has been duly executed and delivered by each Holder and constitutes the legal, valid and binding obligation of such Holder, enforceable against such Holder in accordance with its terms.

(b) Ownership of Existing Notes. Each Holder owns the Existing Notes free and clear of any from all preemptive or similar rights, taxes, liens, charges and other encumbrances with respect to the issue thereof.

(c) Reliance on Exemptions. Each Holder understands that the Exchange and transactions contemplated hereby are entered into in reliance on specific exemptions from the registration requirements of United States federal and state securities laws and that the Company is relying in part upon the truth and accuracy of, and such Holder’s compliance with, the representations, warranties, agreements, acknowledgments and understandings of such Holder set forth in this Agreement in order to determine the availability of such exemptions and the eligibility of such Holder in connection with the Exchange.

(d) Validity; Enforcement. This Agreement has been duly and validly authorized, executed and delivered on behalf of each Holder and shall constitute the legal, valid and binding obligations of such Holder enforceable against such Holder in accordance with its terms, except as such enforceability may be limited by general principles of equity or to applicable bankruptcy, insolvency, reorganization, moratorium, liquidation and other similar laws relating to, or affecting generally, the enforcement of applicable creditors’ rights and remedies.

(e) No Conflicts. The execution, delivery and performance by each Holder of this Agreement, and the consummation by the Holder of the transactions contemplated hereby will not (i) result in a violation of the organizational documents of such Holder or (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument to which such Holder is a party, or (iii) result in a violation of any law, rule, regulation, order, judgment or decree (including federal and state securities laws).

(f) No Consideration Paid. No commission or other remuneration has been paid by any of the Holders for soliciting the Exchange as contemplated hereby.

Section 6. Conditions to Obligations of the Parties.

(a) Conditions to the Company’s Obligations. The obligation of the Company to deliver the Exchange Consideration is subject to the satisfaction at or prior to the Closing of each of the following conditions precedent: (i) the representations, warranties and covenants of the Holders in Section 5 hereof are true and correct as of the Closing in all respects with the same effect as though such representations and warranties had been made as of the Closing; (ii) all covenants and agreements of the Holders in Section 5 to be performed at or before the Closing have been performed; and (iii) the receipt of the Existing Notes pursuant to Section 3(b)(iii)(1) of this Agreement.

(b) Conditions to the Holders’ Obligations. The obligation of the Holders to deliver (or cause to be delivered) the Existing Notes is subject to the satisfaction at or prior to the Closing of each of the following conditions precedent: (i) the representations, warranties and covenants of the Company in Section 4 are true and correct as of the Closing in all respects with the same effect as though such representations and warranties had been made as of the Closing; (ii) all covenants and agreements of the Company in Section 4 to be performed at or before the Closing have been performed; (iii) the Company shall have paid in full the fees and expenses payable pursuant to Section 4(t); (iv) no statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by any court or governmental authority of competent jurisdiction that prohibits the consummation of any of the transactions contemplated by this Agreement; (v) since the date hereof, no event or series of events shall have occurred that has had or would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; (vi) the Common Stock shall not have been suspended, as of the Closing Date, by the SEC or Nasdaq from trading on Nasdaq nor shall suspension by the SEC or Nasdaq have been threatened, as of the Closing Date, either (A) in writing by the SEC or Nasdaq or (B) by falling below Nasdaq’s minimum listing maintenance requirements; (vii) concurrently with the Closing of the Exchange, the Company shall have entered into and consummated the transactions contemplated by the Hercules Loan Agreement, the PIPE Securities Purchase Agreement and the Senior Convertible Note Purchase Agreement, in each case in the form previously delivered to the Holders; and (viii) the Company shall have delivered to the Holders (A) a customary secretary’s certificate in respect of the Company, dated as of the Closing Date, (B) a customary legal opinion from DLA Piper LLP (US), as counsel to the Company and (C) such other certificates and documents as the Holders may reasonably request.

Section 7. The Release Time. The Company agrees to publicly disclose no later than as soon as reasonably practicable, but in no event later than the Release Time, the exchange of the Existing Notes contemplated by this Agreement in a press release or Current Report on Form 8-K. If this Agreement is terminated pursuant to Section 8, the Company agrees to publicly disclose as soon as reasonably practicable, but in no event later than 9:30 a.m. New York City time on the first Business Day after the termination of this Agreement, such termination in a press release or Current Report on Form 8-K. The Company acknowledges and agrees that, as of the time of any public disclosure required by this Section 7, none of the information provided by or on behalf of the Company to the Holders in connection with the Exchange will constitute material non-public information.

Section 8. Termination.

(a) Termination. This Agreement and the obligations of the parties to this Agreement will terminate:

(i) upon the mutual written consent of the parties to this Agreement;

(ii) by any Holder, upon written notice delivered to the Company (or, in the case of clause (C) below, automatically and without notice from the Holders), if at any time: (A) the Company has (1) breached any of its covenants or agreements or (2) materially breached its representations or warranties; (B) a Material Adverse Effect has occurred since the date of this Agreement (provided, that none of (x) any change in the trading prices of any securities or loans of the Company, in and of itself, or (y) the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby, the public announcement of any of the foregoing, or any actions expressly required by, or the failure to take any action expressly prohibited by, the terms of this Agreement, shall constitute such a Material Adverse Effect); (C) the Company or any subsidiary of the Company has or have commenced any voluntary case seeking relief under Title 11 of the United States Code entitled “Bankruptcy”, as now or hereafter in effect, or any other similar federal or state law (a “Bankruptcy Law”), or a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that is for relief against the Company or any subsidiary in an involuntary case and such order or decree remains unstayed, (D) the Closing has not occurred in accordance with the terms hereof on or prior to August 18, 2025, (E) the Company amends or modifies the terms or conditions of the Exchange set forth in this Agreement or (F) the Company materially amends or modifies any of the Hercules Loan Agreement, the PIPE Securities Purchase Agreement or the Senior Convertible Note Purchase Agreement, in each case compared to the versions previously delivered to the Holders, without the consent of each Holder; and

(iii) by the Company, upon written notice delivered to the Holders, if any Holder has (A) breached its covenants or agreements or (B) materially breached any of its representations or warranties.

(b) Survival. Notwithstanding anything herein to the contrary, no termination of this Agreement shall relieve or otherwise limit the liability of any Party for any breach of this Agreement occurring prior to such termination. Section 9 shall survive termination of this Agreement.

Section 9. Indemnity.

(a) Indemnity and Hold Harmless. The Company hereby agrees to indemnify and hold harmless the Holders and their affiliates and their officers, directors, employees, advisors, agents, other representatives and controlling persons (the Holders and each such other person being an “Indemnified Person”) from and against any and all actual losses, claims, damages, liabilities and reasonable and documented costs or expenses, joint or several, that may be imposed on, incurred by, or asserted against such Indemnified Person or as a result of any actual or threatened actions, litigations, investigations or proceedings by a party other than an Indemnified Person arising out of or in connection with this Agreement or any related agreements, instruments or other documents (any of the foregoing, a “Proceeding”), and to reimburse each such Indemnified Person upon written demand for any reasonable, documented legal or other out-of-pocket expenses incurred in connection with investigating or defending any of the foregoing by one counsel to the Indemnified Persons taken as a whole and, in the case of a conflict of interest, one additional counsel to the affected Indemnified Persons taken as a whole. The foregoing indemnity and the Company’s reimbursement obligations hereunder will be in addition to any liability which the Company may otherwise have and will be binding upon and inure to the benefit of any of the Company’s successors and assigns and the Indemnified Persons. Promptly after receipt by an Indemnified Person under this Section 9 of notice of the commencement of or the threat (to the extent such threat is in writing) of any action, claim, litigation or proceeding, such Indemnified Person will, if a claim in respect thereof is to be made against the Company under this Section 9, notify the Company in writing of the commencement or threat (to the extent such threat is in writing) thereof, but failure to so notify the Company will not relieve the Company from any liability it may have to such Indemnified Person hereunder except to the extent that the Company is actually prejudiced by such failure.

Limitation on Liability. The indemnity described in Section 9(a) shall not, as to any Indemnified Person, apply to losses, claims, damages, liabilities or related expenses (i) to the extent they have resulted from fraud, bad faith, willful misconduct or gross negligence of such Indemnified Person (as determined by a court of competent jurisdiction in a final and non-appealable decision), (ii) arising from a material breach of the obligations of such Indemnified Person under this Agreement or (iii) arising from a Proceeding that does not involve an act or omission by the Company or any of its Affiliates and that is brought by an Indemnified Person against any other Indemnified Person. Furthermore, no party hereto shall be liable to any other party on any theory of liability for any special, indirect, consequential or punitive damages (including, without limitation, any loss of profits, business or anticipated savings); provided that nothing contained in this sentence shall limit the Company’s indemnification and reimbursement obligations set forth herein. The Company shall not be liable for any settlement of any action, claim, litigation or proceeding effected without its written consent (which consent shall not be unreasonably withheld or delayed).

Section 10. Miscellaneous.

(a) Waiver; Amendment. Neither this Agreement nor any provisions hereof may be amended, waived, modified, changed, discharged or terminated except by an instrument in writing, signed by all the parties hereto.

(b) Assignability. Neither this Agreement nor any right, remedy, obligation or liability arising hereunder or by reason hereof will be assignable by either the Company, on the one hand, or any Holder, on the other hand, without the prior written consent of the other parties. Any assignment in violation of the foregoing shall be null and void.

(c) Further Instruments and Acts. Each of the parties to this Agreement agrees to execute and deliver such further agreements, certificates, instruments and documents as any other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby, and do such further acts as may be reasonably necessary or proper to more effectively carry out the purposes of this Agreement.

(d) Waiver of Jury Trial. EACH OF THE COMPANY AND THE HOLDERS IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY LEGAL PROCEEDING IN CONNECTION WITH OR ARISING OUT OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).

(e) Governing Law; Jurisdiction. This Agreement will be governed by and construed in accordance with the internal laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the state of New York or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the state of New York. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the city of New York, borough of Manhattan, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action, or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action, or proceeding is brought in an inconvenient forum or that the venue of such suit, action, or proceeding is improper. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action, or proceeding by mailing a copy thereof to such party at the address for such notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law.

(f) Section and Other Headings. The section and other headings contained in this Agreement are for reference purposes only and will not affect the meaning or interpretation of this Agreement.

(g) Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered will be deemed to be an original and all of which together will be deemed to be one and the same agreement. Delivery of an executed signature page to this Agreement by facsimile or other electronic transmission (including pdf format) will be effective as delivery of a manually executed counterpart hereof.

(h) Notices. All notices and other communications to the Company provided for herein will be in writing and will be deemed to have been duly given if delivered personally or sent by nationally recognized overnight courier service or by registered or certified mail, return receipt requested, postage prepaid to the following addresses (or such other address as either party may have hereafter specified by notice in writing to the other): (i) if to the Company, the address provided on the signature page hereto of the Company, with a copy to DLA Piper LLP (US), 51 John F. Kennedy Parkway, Suite 120, Short Hills, NJ 07078, Attention: Andrew P. Gilbert and Emilio Ragosa; and (ii) if to the Holders, the address provided on the signature page hereto of the Holders, with a copy to Sullivan & Cromwell LLP, 125 Broad Street, New York, NY 10004, Attention: Ari B. Blaut and Alan Fishman.

(i) Binding Effect. The provisions of this Agreement will be binding upon and accrue to the benefit of the parties hereto and their respective heirs, legal representatives, successors and permitted assigns.

(j) Notification of Changes. Each party covenants and agrees to notify the other party upon the occurrence of any event prior to the Closing that would cause any representation, warranty, or covenant contained in this Agreement to be false or incorrect.

(k) Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction.

(l) Entire Agreement. This Agreement, including all Exhibits hereto and the New Notes Indenture constitute the entire agreement of the parties hereto with respect to the specific subject matter covered hereby, and supersede in their entirety all other agreements or understandings between or among the parties with respect to such specific subject matter.

(m) Additional Documentation. Each of the parties shall, upon request, use commercially reasonable efforts to execute and deliver, for itself, any additional documents that the Company or the Holders may reasonably request to complete the Exchange.

[The Remainder of This Page Intentionally Left Blank; Signature Pages Follow]

IN WITNESS WHEREOF, the parties to this Agreement have caused this Agreement to be duly executed as of the date first written above.

[***]

By: [***], management company and investment adviser to [***], pursuant to authority granted to it by [***], general partner to [***], and not as the general partner.

By: /s/ [***]___________________

       [***]

       President

Address: c/o [***]

                 [***]

      [***]

Attn: [***]

Email: [***]; [***]

[***]

By: [***], management company and investment adviser to [***], pursuant to authority granted to it by [***], general partner to [***], and not as the general partner.

By: /s/ [***]___________________

       [***]

       President

Address: c/o [***]

                 [***]

      [***]

Attn: [***]

Email: [***];[***]

HERON THERAPEUTICS, INC.

By: _/s/ Ira Duarte

Name: Ira Duarte

Title: Executive Vice President,

Chief Financial Officer

Address: 100 Regency Forest Drive,

Suite 300

Cary, North Carolina 27518

Email: [***]

EXHIBIT A

[***]

A-1